Exhibit 99.3

July 20th, 2020

Majesco Team,

We announced some very exciting news today: Majesco signed a definitive agreement to be acquired by Thoma Bravo, a leading private equity investment firm with a 40-year history of providing capital and strategic support to growing technology companies.

For many of you, this is likely surprising news given our positive results in FY20 and the significant investments we have made in the past year to build a modern, scalable organization. We continue to see strong financial results and receive positive press regarding our industry-leading cloud solutions. We believe this is a great opportunity and the right time to build upon that momentum and further strengthen our position in the market.

It is because of your efforts and the progress we’ve made, that we are in a position to choose the best path forward for Majesco. We are confident we found the right partner in Thoma Bravo, who has a proven track record of success in driving growth and innovation that result in long-term value. This is a smart partnership for Majesco that will provide the scale, breadth and capabilities to compete more effectively and further our work in creating the future of insurance.

I realize this news is unexpected and I am sure you are all wondering what this means for you. Rest assured that we do not anticipate changes to our organization outside of the ordinary course in the near term, and upon completion of the transaction, we will continue to operate under the leadership of myself and the existing Majesco Leadership Team. We’re committed to keeping you informed with regular updates regarding the status of the transaction process through its closing, which is expected to take place in Q3.

I am sure that many of you have questions. To address these questions or any concerns, we will be hosting a Town Hall on Wednesday, July 22nd at [XX] to provide additional details. In the meantime, if you receive any inquiries from the press or analyst communities, please refrain from commenting and direct them to Denise Garth at denise.garth@majesco.com.

I want to thank you for your continued contribution to our success. As we work through the details, I’d ask that you remain focused on executing our FY21 business plan and goals while continuing to provide our customers and partners with the superior experience and solutions they have come to expect from us.

This is an exciting next chapter in Majesco’s journey.

Thank you again for all that you continue to do to help our One Global Majesco Team thrive.

Adam

Cautionary Language Concerning Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of management, are not guarantees of performance and are subject to significant risks and uncertainty. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in Majesco’s reports that it files from time to time with the Securities and Exchange Commission and which you should review, including those statements under “Item 1A – Risk Factors” in Majesco’s Annual Report on Form 10-K, as amended by its Quarterly Reports on Form 10-Q.

Important factors that could cause actual results to differ materially from those described in forward-looking statements contained in this communication include, but are not limited to: the incurrence of unexpected costs, liabilities or delays relating to the merger; the failure to satisfy the conditions to the merger; the failure to obtain shareholder approval of the merger; and the failure of Thoma Bravo to obtain financing anticipated to consummate the merger..

These forward-looking statements should not be relied upon as predictions of future events and Majesco cannot assure you that the events or circumstances discussed or reflected in these statements will be achieved or will occur. If such forward-looking statements prove to be inaccurate, the inaccuracy may be material. You should not regard these statements as a representation or warranty by Majesco or any other person that we will achieve our objectives and plans in any specified timeframe, or at all. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this presentation. Majesco disclaims any obligation to publicly update or release any revisions to these forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this communication or to reflect the occurrence of unanticipated events, except as required by law.

Important Additional Information:

In connection with the proposed merger, Majesco will file a consent solicitation statement and other relevant documents concerning the proposed merger with the SEC. The consent solicitation statement and other materials filed with the SEC will contain important information regarding the merger, including, among other things, the recommendation of Majesco's board of directors with respect to the merger. SHAREHOLDERS ARE URGED TO READ THE CONSENT SOLICITATION STATEMENT AND OTHER CONSENT MATERIALS THAT MAJESCO FILES WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND RELATED MATTERS. You will be able to obtain the consent solicitation statement, as well as other filings containing information about Majesco, free of charge, at the website maintained by the SEC at www.sec.gov. Copies of the consent solicitation statement and other filings made by Majesco with the SEC can also be obtained, free of charge, by directing a request to Majesco, 412 Mount Kemble Ave., Suite 110C, Morristown, NJ 07960, Attention: Corporate Secretary.

Participants in the Solicitation:

Majesco and its executive officers and directors may be deemed, under SEC rules, to be participants in the solicitation of consents from Majesco’s shareholders with respect to the proposed merger. Information regarding the executive officers and directors of Majesco and their respective ownership of Majesco common stock is included in the Proxy Statement for Majesco’s 2019 Annual Meeting of Stockholders (the “2019 Proxy Statement”), filed with the SEC on July 26, 2019, and in Current Reports on Form 8-K filed with the SEC on September 10, 2019 and on July 13, 2020. To the extent that holdings of Majesco’s securities have changed since the amounts printed in the 2019 Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. More detailed information regarding the identity of the potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the consent solicitation statement and other materials to be filed with SEC in connection with the proposed merger.